EXHIBIT 10.22


              EXECUTIVE PERFORMANCE INCENTIVE PLAN

                    OF THE COCA-COLA COMPANY

    (adopted by the Compensation Committee February 16, 1994)
  (approved by the share owners of the Company April 20, 1994)
       (as amended and restated effective January 1, 1995)


                       I.   PLAN OBJECTIVE

     The purpose of the Executive Performance Incentive Plan of The Coca-Cola Company is to promote the interests of The Coca-Cola Company by providing additional incentive for participating executive officers who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth and profitability and efficient operation of the Company.

                        II.   DEFINITIONS

     The terms used herein will have the following meanings:

     a. "Plan" means this Executive Performance Incentive Plan of The Coca-Cola Company.

     b. "Code" means the Internal Revenue Code of 1986, as amended.

     c. "Company" means The Coca-Cola Company and any corporation or other business organization in which the Company owns, directly or indirectly, at least 25 percent of the voting stock or capital.

     d. "Board of Directors" means the Board of Directors of the Company.

     e. "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof consisting of not less than two members of the Board of Directors.

     f.   "Opportunity" shall have the meaning set forth in
          Section V(a) hereof.

     g. "Award" means an award, with adjustments (if any), paid pursuant to the provisions of the Plan.

     h.   "Plan Year" means the 12 month period beginning January
          1 and ending December 31.

     i. "Participant" means an executive officer who is selected for participation by the Committee.

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                III.   ADMINISTRATION OF THE PLAN

     The Committee will have full power and authority to interpret and administer the Plan in accordance with the rules and determinations adopted by it.

                        IV.   ELIGIBILITY

     Eligibility for participation in the Plan is limited to executive officers who are selected in the sole discretion of the Committee. No person is automatically entitled to participate in the Plan in any Plan Year. Any person who is a Participant for a particular Plan Year shall be ineligible to participate in the Annual Performance Incentive Plan of the Company for such Plan Year.

     The fact that an executive officer is eligible to participate in the Plan in one Plan Year does not assure that such executive officer will be eligible to participate in any subsequent year. The fact that an executive officer participates in the Plan for any Plan Year does not mean that the executive officer will receive an Award in any Plan Year.

     The Committee will determine an executive officer's participation in the Plan prior to the time when substantial services as an executive officer relating to the Plan Year are rendered. In the case of an employee who becomes an executive officer after the commencement of the Plan Year, the Committee will determine whether the employee will become a Participant for the Plan Year during which he became an executive officer.

                   V.   DETERMINATION OF GOALS

     a. For each Plan Year, the Committee shall determine a dollar amount for each Participant which shall represent a percentage of the Participant's annual salary and level of responsibility (the "Opportunity"). The Opportunity cannot be increased for the Plan Year. The Committee shall also, at the time the Opportunity is determined, construct a matrix in which one axis shall consist of volume growth as compared to budget and the other axis shall consist of operating profit growth as compared to budget for each operating unit. These factors are given approximate equal weight. The Committee shall construct a matrix pairing volume growth, although the actual targets for performance may vary, for each of (i) the Company as a whole,
(ii) the North America Business Sector, and (iii) the International Business Sector, in each case, with earnings per share gain. For each matrix, the intersection of axes on each matrix shall be a percentage which shall be multiplied against the Opportunity.

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     In the event that a Participant is assigned an Opportunity following the time at which Opportunities are normally established for the Plan Year due to placement in an executive position after the start of the Plan Year, the Committee will adopt a matrix with respect to such Opportunity. Volume growth and earnings per share gain under the matrix will be determined by comparing (1) volume and earnings per share for the period commencing on the first day of the calendar month in which the Participant becomes an executive officer and ending on the last day of the Plan Year, to (2) volume and earnings per share for the same calendar months during the preceding Plan Year.

     After completion of the Plan Year, volume growth, operating profit and earnings per share shall be calculated for the Company, operating units and business sectors as required for the appropriate period, and applied to the appropriate grids. The resulting percentage shall then be multiplied against the Opportunity. The resulting dollar amount shall be further adjusted by increasing the result by 5% if share of carbonated soft drink sales (as defined by the Committee at the time of its determination of Opportunities for the Plan Year) increased for the business unit covered by the grid by at least 1% and decreased by 5% if such share decreased by at least 1% of the prior share.

     For the Chief Executive Officer, the President (if any) and other executive officers with staff functions, the above-described calculations shall be performed only on the grid relating to the Company's consolidated results. For the executive officers having responsibility for the Company's North America Business Sector and the International Business Sector, the Award shall be determined 30% by the above calculation performed on the Company's consolidated results and 70% based on the results of the matrix for the North America Business Sector and the International Business Sector, respectively. For an executive officer who heads an operating unit, his Award shall be based 20% of the above calculation performed on the matrix for the Company's consolidated results and 80% based on the matrix for the operating unit's results. Participants who change executive positions during the Plan Year and who retain the Opportunity initially set for them shall have their Award determined by prorating the portion of the Award that would be derived under each applicable matrix for the portion of the year during which such matrix applies to the Participant. If a matrix does not exist with respect to the Participant's new executive position, the portion of his Award relating to the new position shall be determined with reference to the matrix for the Company's consolidated results.

     b.   Attainment of performance goals for a particular Plan
Year shall be certified by the Committee and Awards will be paid for such Plan Year at such time following the end of the Plan
Year as shall be determined by the Committee.

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                   VI.   LIMITATION ON AWARDS

     No Award for any Plan Year to a Participant shall exceed
$3,000,000.

               VII.   METHOD OF PAYMENT OF AWARDS

     All Awards shall be paid in cash within 60 days of the certification of performance goals and the resulting determination of the Award unless the Committee has, prior to the grant of an Award, received and approved, in its sole discretion, a request by a Participant to defer receipt of any Award in accordance with the following options:

     a. An option to receive full cash payment at a date, specified in the request, not less than one year from the date of the Award nor more than one year after the Participant's date of retirement; or

     b. An option to receive the Award in equal annual installments over a period, specified in the request, of not more than 15 years, such period commencing not less than one year from the date of the Award nor more than one year after the Participant's date of retirement.

     Any request to defer receipt of an Award shall specify the particular option chosen. Any amount deferred in accordance with the above options shall bear interest at the prime rate of Trust Company Bank as in effect from time to time from the date on which Awards which have not been deferred in accordance with this
Section VII are paid to the date of payment, but interest shall in no case constitute interest which is "above-market" as set forth in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

     The Company has the right to deduct from any payment, in whole or in part, of an Award, any taxes required to be withheld with respect to such payment.

     A Participant who retires, is granted a leave of absence or whose employment is otherwise terminated prior to the end of such Plan Year shall have his Award pro-rated to reflect his actual term of service. The Committee, in its sole discretion, may reduce or refuse to pay such pro-rated Award.

     Awards and interest thereon, if any, which are due to a Participant and which remain unpaid at the time of his or her death shall be paid in full to the executor or administrator of such Participant's estate within 90 days from the date of the Participant's death.

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                 VIII.   EFFECT ON BENEFIT PLANS

     Awards will be included in the computation of benefits under the Employees' Retirement Plan, Overseas Retirement Plan and other retirement plans maintained by the Company under which the Participant may be covered and the Thrift Plan, subject to all applicable laws and in accordance with the provisions of those plans.

     Awards shall not be included in the computation of benefits under any Group Life Insurance Plan, Travel Accident Insurance Plan, Personal Accident Insurance Plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

              IX.   DETERMINATIONS OF THE COMMITTEE

     The Committee shall, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and shall make determinations and shall take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder by the Committee shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Participants, the Company, the Committee, the Board of Directors, the officers, the affected employees of the Company and their respective successors in interest. The Committee has full discretion to reduce the amount of any Award or to refuse to pay any Award.

                 X.   AMENDMENT AND TERMINATION

The Board or the Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder so long as share owner approval has been obtained if required by Code Section 162(m). No amendment, termination or modification of the Plan may in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.

                      XI.   APPLICABLE LAW

     The Plan and all rules and determinations made and taken pursuant hereto shall be governed by the laws of the State of Georgia and construed accordingly.

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                     XII.  CHANGE IN CONTROL

     Except as set forth herein, the Committee has no obligation to pay any amounts under the Plan to a Participant who leaves the employ of the Company for any reason. If there is a Change in Control (as defined in this Section XII) at any time during a Plan Year, the Committee promptly shall determine the Award which would have been payable to each Participant under the Plan for such Plan Year if he had continued to work for the Company for such entire year and all goals established under Section V had been met in full for such Plan Year, and such Award multiplied by a fraction, the numerator of which shall be the number of full calendar months he is an employee of the Company during such Plan Year and the denominator of which shall be 12 or the number of full calendar months the Plan is in effect during such Plan Year, whichever is less. The payment of a Participant's nonforfeitable interest in his Award under this Section XII shall be made in cash as soon as practicable after his employment by the Company terminates or as soon as practicable after the end of such Plan Year, whichever comes first.

     A "Change in Control", for purposes of this Section XII, shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on November 15, 1988, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which its stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or
(iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.